Exhibit 10.37

ADCENTER LICENSE, HOSTING AND SUPPORT AGREEMENT

This AdCenter License, Hosting and Support Agreement (“Agreement”) is entered into as of May 16, 2005 (the “Effective Date”), by and between Ask Jeeves, Inc., a Delaware corporation (“Partner”) and LookSmart, Ltd., a Delaware corporation (“LookSmart”).

RECITALS

The parties wish to provide for a hosted private-label solution to enable Partner to access and use the LookSmart Advertising Center and associated systems (including any improved version(s) or features of the LookSmart Advertising Center implemented and made generally commercially available to private label AdCenter customers by LookSmart after the Effective Date) (together, the “AdCenter”) on the Partner Network, on the terms and conditions herein.

NOW, therefore, for good and adequate consideration, the receipt of which is acknowledged, the parties agree as follows:

1)	DEFINITIONS.

a)	“Billable Clicks” means the number of clicks on Partner advertisements occurring on the Partner Network as recorded by the AdCenter (provided that such clicks do not exceed the maximum CPC or account budgets set by the advertiser). “Billable Clicks” shall in no event include any Test Traffic, Promotional Traffic, or clicks that are determined by the AdCenter to be fraudulently generated clicks.

b)	“Gross Revenues” means amounts collected by Partner from advertisers who advertise on the Partner Network using the AdCenter.

c)	“Licensed Marks” means the trademarks, trade names and related logos owned by Partner.

d)	“Licensed Rights” means the rights licensed to Partner in Section 2 hereof.

e)	“Partner Network” means Internet sites owned and operated by Partner, its subsidiaries or other affiliates, and its syndication network.

f)	“Promotional Traffic” means clicks provided by Partner to its customers without charge as part of any advertiser incentive or promotional plan or arrangement. For the avoidance of doubt, traffic shall be considered “Promotional Traffic” only if (i) Partner notifies LookSmart in writing in advance of its intention to conduct a promotion, and (ii) such traffic shall comprise no more than 0.1% of the number of Billable Clicks per month.

g)	“Test Traffic” means automatically generated ‘clicks’ on AdCenter-supported advertising generated for test purposes by Partner servers using predefined test syndicate codes agreed by the parties. For the avoidance of doubt, traffic shall be considered “Test Traffic” only if (i) Partner notifies LookSmart in advance of its intention to conduct a test, and (ii) such traffic shall comprise no more than 1% of the number of Billable Clicks per month.

2)	LICENSE.

a)	License. LookSmart grants to Partner, subject to the terms, limitations and conditions herein and during the Term hereof, a non-exclusive, non-transferable, worldwide, royalty-free (except as set forth in Section 3) license to access the AdCenter for the limited purposes of making the AdCenter available on the Partner Network to Partner’s advertising customers who become AdCenter account holders and who advertise on the Partner Network.

b)	Limitations on License. The license granted above is limited by the following restrictions: (i) except as expressly permitted herein, Partner will not display, use, reproduce, distribute, make derivative works from, modify, sell, resell, rent, license, sublicense, transfer, assign or redistribute in any way the Licensed Rights; (ii) Partner will not attempt to alter, reverse engineer, decompile, disassemble or otherwise attempt to derive the Licensed Rights or any of LookSmart’s databases, computer code, computer programs, patents, copyrights, other proprietary rights or any other information furnished to Partner by LookSmart; (iii) Partner will not display, sublicense or syndicate the Licensed Rights on or to any third party or web site outside of the Partner Network unless it first obtains LookSmart’s written consent; (iv) Partner will use tracking URLs, as reasonably requested by LookSmart, for all advertisements intended to be tracked through the AdCenter which are displayed on the Partner Network (though Partner may use the display URLs for purposes of displaying the listing); (v) Partner will not use or authorize its advertisers to use the AdCenter in connection with the advertisement of illegal activities or the violation of third party rights; and (vi) Partner will not encourage, aid, abet, authorize or permit any employee, affiliate, contractor, agent, representative or third party to do or attempt to do any of the foregoing.

3)	PAYMENTS AND REPORTING.

a)	Subscription Payment. Partner shall pay the following subscription payment to LookSmart for Gross Revenues collected by Partner in each calendar month during the Term. For the avoidance of doubt, the revenue share payments described in this section shall be due and payable (at the time specified in Section 3(d) below) beginning as soon as Partner customers use the AdCenter, regardless of whether any of the launch dates described herein have occurred.

Tier	Gross Revenue in Calendar Month	LookSmart Share (for applicable Tier)
1	$[***]	[***]	%
2	$[***]	[***]	%
3	$[***]	[***]	%
4	$[***]	[***]	%
5	$[***] and higher	[***]	%

b)	For example, if Partner collects $[***] of Gross Revenues in a given month, then the applicable subscription payment to LookSmart would be [***]. Setup Fee. The setup fee of $[***] (the “Setup Fee”) for the provision of integration services by LookSmart as described in Exhibit B shall be due and payable by Partner as follows: (a) $[***] shall be paid to LookSmart within three business days after the Effective Date, (b) $[***] shall be paid within three business days after the Version 1.0 Launch Date (as defined below), and (c) $[***] shall be paid within three business days after the Version 1.1 Launch Date (as defined below). All Setup Fees paid or payable under this section are non-refundable.

[***] indicates redacted text	2

c)	Annual License Fee. Annual license fees of $[***] (the “Annual License Fee”) shall be due and payable by Partner as follows: (i) $[***] shall be paid to LookSmart within three business days after the Version 1.0 Launch Date (as defined below), and (ii) subject to the remainder of this paragraph, an additional $[***] shall be paid on the first anniversary of the Version 1.0 Launch Date. All Annual License Fees paid or payable under this section are non-refundable. If on the first anniversary of the Version 1.0 Launch Date, the Gross Revenues collected by Partner from its customers using the AdCenter during the preceding twelve months exceeds $[***], then the Annual License Fee for the second twelve-month period shall not become due and payable from Partner.

d)	Payment and Reporting. LookSmart will make available to Partner daily reports describing Billable Clicks generated. The Billable Clicks numbers in such reports shall be final and may be relied upon by Partner for the purposes of this Agreement starting 10 days after the date on which the clicks occurred. Partner shall pay LookSmart its revenue share portion of Gross Revenues collected, and shall provide reasonable documentation detailing the amounts of such payments, within thirty (30) days after the end of each calendar month. Within 30 days after the third calendar month of each calendar quarter, LookSmart shall provide a report including information regarding any penalties to be paid by LookSmart for such calendar quarter as required by the SLA, and Partner may offset such amount against its subsequent monthly payment to LookSmart.

e)	“Version 1.0 Launch Date” means the date on which (i) the private label AdCenter, meeting all aesthetic and functional requirements set forth for Version 1.0 of the private label AdCenter, as set forth in Exhibit B, may be accessed by Partner’s advertising customers, which access and functionality shall in any case be no less than the AdCenter access and functionality that LookSmart makes then available to LookSmart’s advertising customers, and (ii) LookSmart has provided to Partner all Version 1.0 documentation set forth in Exhibit B. For the purposes of clarity, the parties shall write and initial here to acknowledge the Version 1.0 Launch Date once it has occurred:

Version 1.0 Launch Date: 8/1/2005

LookSmart Initials: __________

Partner Initials: _____________

On or immediately after the Version 1.0 Launch Date, LookSmart shall notify Partner via email that the Version 1.0 Launch Date has occurred. Partner shall, within two business days of receipt of such notice, indicate its agreement and the parties shall complete and initial the Version 1.0 Launch Date definition above. If Partner disagrees in good faith that the Version 1.0 Launch Date has occurred, Partner shall notify LookSmart via email, including reasonable detail as to what aspects or features of the AdCenter are not substantially completed. If LookSmart does not resolve the discrepancy to Partner’s satisfaction within ten days of receipt of such email, Partner shall have the right to terminate this Agreement.

f)	“Version 1.1 Launch Date” means the date on which (i) the private label AdCenter, meeting all aesthetic and functional requirements set forth for Version 1.1 of the private label AdCenter, as set forth in Exhibit B, may be accessed by Partner’s advertising customers, which access and functionality shall in any case be no less than the AdCenter access and functionality that LookSmart makes then available to LookSmart’s advertising customers, and (ii) LookSmart has provided to Partner all Version 1.1 documentation set forth in Exhibit B. For the purposes of clarity, the parties shall write and initial here to acknowledge the Version 1.1 Launch Date once it has occurred:

[***] indicates redacted text	3

Version 1.1 Launch Date: 9/1/2005

LookSmart Initials: __________

Partner Initials: _____________

On or immediately after the Version 1.1 Launch Date, LookSmart shall notify Partner via email that the Version 1.1 Launch Date has occurred. Partner shall, within two business days of receipt of such notice, indicate its agreement and the parties shall complete and initial the Version 1.1 Launch Date definition above. If Partner disagrees in good faith that the Version 1.1 Launch Date has occurred, Partner shall notify LookSmart via email, including reasonable detail as to what aspects or features of the AdCenter are not substantially completed. If LookSmart does not resolve the discrepancy to Partner’s satisfaction within ten days of receipt of such email, Partner shall have the right to terminate this Agreement.

g)	Audit. Each party will maintain accurate records with respect to the calculation of all payments made or due made under this Agreement. The other party (the “Examining Party”) may, upon no less than 15 days prior written notice to the first party (the “Audited Party”) and no more than once in any twelve month period, cause an independent auditor of nationally recognized standing to inspect the appropriate records of the audited party reasonably related to the calculation of such payments during the Audited Party’s normal business hours. Such examination will be undertaken in a manner reasonably calculated not to interfere with the Audited Party’s normal business operations. The fees charged by such auditor in connection with the inspection will be paid by the Examining Party, unless the auditor discovers an underpayment of greater than [***]%, in which case the Audited Party will pay the reasonable fees of the auditor.

4)	PARTNER OBLIGATIONS.

a)	Customer Support. Partner (not LookSmart) shall enter into contractual relationships with all customers who purchase advertising through the AdCenter on the Partner Network. Such contractual relationship shall be governed by written terms and conditions which shall be consistent in all respects with the AdCenter’s features and functions. For the avoidance of doubt, Partner’s contracts with its customers shall include language ensuring the parties maximum flexibility to manage the AdCenter so that LookSmart may change, add or delete the features, functionality and appearance of the AdCenter at any time without notice. Partner shall be responsible for invoicing customers who choose to receive paper invoices and for all other billing and collection matters (except to the extent Billable Clicks data is produced by the AdCenter). Partner shall be responsible for all customer service issues with respect to customers who purchase advertising on the Partner Network, including all email and telephone service, and shall not refer customers to LookSmart at any time.

b)	Tracking Codes. Partner shall ensure that all advertisements added by customers through the AdCenter include tracking codes as required to enable the AdCenter to track clicks. LookSmart shall provide specifications to Partner for such tracking codes, and Partner shall be responsible for ensuring that the tracking codes are properly used.

c)	Promotion. LookSmart shall not be responsible for promoting the private label AdCenter or for generating customer interest in using the private label AdCenter. Any customer support, marketing, advertising, and sales conducted by Partner shall be conducted in a manner consistent with the functions and features of the AdCenter, and Partner shall not misrepresent or mislead customers or the public as to any of the functions or features of the AdCenter.

[***] indicates redacted text	4

d)	Trademarks. Partner grants to LookSmart, subject to the terms, limitations and conditions herein, a non-exclusive, non-transferable, non-sublicensable license during the term hereof to use and reproduce the Licensed Marks solely in connection with the hosting and serving of the private-label AdCenter as set forth herein. Partner grants no rights in the Licensed Marks other than those expressly granted in this section. LookSmart agrees not to take any action inconsistent with such ownership and to cooperate, at Partner’s request and expense, in any action (including the conduct of legal proceedings) which Partner deems necessary or desirable to establish or preserve its exclusive rights in and to the Licensed Marks.

5)	LOOKSMART OBLIGATIONS.

a)	Service Levels. Beginning on the Version 1.0 Launch Date (except for the reporting features of the AdCenter, which shall begin on the Version 1.1 Launch Date), LookSmart will use commercially reasonable efforts to provide the service levels and technical support as specified in the SLA attached hereto as Exhibit A. LookSmart shall have no customer service duties with respect to Partner’s customers.

b)	Hosting/Integration. LookSmart shall provide the AdCenter on a private-label basis, branded with Partner’s “look and feel” so that Partner’s customers have a consistent branding experience on the Partner Network. LookSmart shall host and serve the AdCenter pages and integration shall proceed as outlined on Exhibit B. The parties shall agree as soon as practicable hereafter on a statement of work, to be executed by the parties, which shall set forth the specifications and details of the work required by Exhibit B (the “Statement of Work”).

c)	Changes to AdCenter. Except as otherwise expressly provided herein, the AdCenter licensed to Partner hereunder shall be functionally the same as the AdCenter generally made available to LookSmart’s customers during the Term.

i)	Upon Request. Partner may, at any time during the Term, request that LookSmart develop additional features or functions of the AdCenter. If the parties agree that such additional features or functions shall be developed, they will jointly develop a project plan (including appropriate specifications, timelines, and allocation of resources) and negotiate market-based pricing and payment terms. No such additional development work shall be required to be performed by LookSmart, and no payments shall be required from Partner, until the parties have developed a project plan, agreed on financial terms, and signed an addendum to this Agreement.

ii)	By LookSmart. Other than as expressly set forth herein, LookSmart shall retain full ownership and discretion over all elements of the AdCenter and may make modifications, additions or deletions at any time in its discretion, provided that LookSmart does not reduce or remove any material features or functionality from the AdCenter which are required by Exhibit B. In the event that LookSmart makes significant modifications, additions or deletions to the AdCenter, LookSmart will provide Partner with advance notice of such changes, and will not implement such changes on the Partner Network without at least 10 days’ advance notice. Notwithstanding the above, LookSmart will not make any modifications to the AdCenter that would reduce or remove any material features or functionality from the AdCenter which are required by Exhibit B.

d)

Data on Partner Network Customers. Upon request, LookSmart will provide data generated by the AdCenter regarding the customers who used the AdCenter to purchase advertisements on the Partner Network, in a format to be mutually agreed by the parties. Such data shall be owned by Ask Jeeves and may be accessed by LookSmart solely for the purpose of carrying out its obligations pursuant to this Agreement. Without limiting the foregoing, LookSmart agrees not to use such Partner Network customer data for any prospecting purposes, or for any other purposes aside from those expressly contemplated by this Agreement; provided that nothing herein shall prevent LookSmart from engaging in sales, marketing and advertising activities based on customer lead information from any other sources. For the avoidance of doubt, nothing herein shall prevent (i) the parties, from time to time, from conducting customer acquisition activities toward advertisers who are customers of the other party, so long as such activities do not violate this section, or (ii) LookSmart from granting a limited license to third party vendors to assist with back-end features of the AdCenter, provided that LookSmart enters into contractual arrangements with such third parties that are at least as protective of Partner’s rights to such customer data as the protections contained herein.

e)	Data on Partner Network Users. Upon request, LookSmart will provide data generated by the AdCenter regarding the Partner Network users who have clicked on AdCenter-supported advertisements, in a format to be mutually agreed by the parties. Such data shall be owned by Ask Jeeves and may be accessed by LookSmart solely for the purpose of carrying out its obligations pursuant to this Agreement. Without limiting the foregoing, LookSmart agrees not to disclose such Partner Network user data to third parties or to use such Partner Network user data for any purposes aside from those expressly contemplated by this Agreement, provided that LookSmart may grant a limited license to third party vendors to assist with back-end features of the AdCenter, so long as LookSmart enters into contractual arrangements with such third parties that are at least as protective of Partner’s rights to such customer data as the protections contained herein.

f)	MFN. If LookSmart enters into any agreement with a third party that is similar to this agreement, and such agreement provides for a source code escrow, then LookSmart will offer a substantially similar source code escrow provision to Partner.

g)	Training. LookSmart will provide Partner personnel designated by Partner with up to 40 hours of training on the operation of the AdCenter. Such training will be provided on-site at Partner’s designated location, on dates reasonably agreed upon by LookSmart and Partner, and at no additional charge. LookSmart will bear all of its expenses for such training. Any additional training shall be on such terms, and at such times and locations, as agreed by the parties based on then-prevailing market rates.

h)

Internal Controls. LookSmart shall, throughout the term of this Agreement, (a) document all key internal controls governing all significant systems that are used to provide the services provided by LookSmart under this Agreement, and (b) test such controls in accordance with the requirements for public companies set forth in Auditing Standard No. 2, An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements, adopted by the Public Company Accounting Oversight Board. Such documentation and testing will be performed as part of LookSmart’s annual Sarbanes-Oxley Section 404 compliance process and will be reported in its periodic filings with the SEC. LookSmart will (i) make available to Partner’s internal compliance personnel and/or to Partner’s consulting firm (e.g. Protiviti) (for purposes of interview) compliance personnel and consultants (if any are used by LookSmart) reasonably required by Partner to comply with Partner’s obligations under all applicable laws, including without limitation, and all documentation prepared by LookSmart under (a) and (b) above (which shall be made available for review and note-taking from time to time, as required by Partner to comply with all applicable laws, at reasonable times at LookSmart’s business offices, and which shall not be copied or removed from LookSmart’s premises, except that Partner or its consultants may remove all notes that they may make with respect to such materials and interviews), (ii) use its best efforts to implement a plan to correct material weaknesses in such controls as soon as practicable, and at no charge to Partner, correct such material weakness as soon as reasonably practicable, (iii) promptly provide Partner with a report of any such material weaknesses determined to exist by LookSmart or its auditors, and (iv) provide Partner with a quarterly report of any significant deficiencies in key internal controls governing significant systems that are used to provide the services provided by LookSmart under this Agreement discovered by LookSmart or its auditors. If at any time LookSmart obtains a SAS-70 Type I or II compliance certification for any systems that are used to provide the services under this Agreement, or engages a third-party auditor to perform any review intended to result in such a certification, LookSmart shall promptly provide Partner with a copy of such certificate and a copy of any such report prepared by such auditor. LookSmart shall be required to comply with this paragraph (1) whether or not it has publicly traded securities or is subject to the requirements of the Sarbanes-Oxley Act of 2002, and (2) only if the Gross Revenues collected by Partner using the AdCenter are or are reasonably likely to be a material portion of revenues reported on Partner’s (or its parent company’s, if Partner is acquired) consolidated financial statements.

6)	PUBLICITY.

Other than as expressly set forth herein, neither party will make any public statement, press release or other announcement relating to the terms or existence of this Agreement without the prior written approval of the other party, provided that either party may make such disclosures as may be, in its reasonable opinion of counsel, advisable in order to comply with a subpoena or other legal process or with applicable laws, regulations or securities exchange rules. Within four months of the Version 1.0 Launch Date, as mutually agreed by the parties, the parties will issue a joint press release announcing in general terms the business relationship formed hereby, with the final text to be subject to both parties’ approval, which shall not be unreasonably withheld, delayed or conditioned. The parties agree that the subject matter of such press release shall be limited to the license relationship which is the subject matter of this Agreement, and shall not include any matters relating to any syndication network agreement between the parties. LookSmart may mention the relationship created hereby to prospective third party licensing customers after such third parties have executed confidentiality agreements that apply to such disclosures. After the issuance of the press release referred to above, or such earlier time as may be agreed to by Partner, LookSmart may also use Partner’s name for certain marketing purposes, limited to mentioning Partner as a customer in connection with the promotion and sales of the AdCenter licenses to third parties.

7)	INTELLECTUAL PROPERTY OWNERSHIP.

a)	Proprietary Rights of LookSmart. LookSmart will exclusively retain all right, title and interest in and to the AdCenter, the Licensed Rights, and all associated intellectual property and proprietary rights worldwide (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, algorithms, taxonomies, trade secrets and other intellectual property rights therein, including any that are created during the Term hereof), and this Agreement shall create no ownership interest or proprietary rights in any of the foregoing (other than the License Rights expressly created herein).

b)

Proprietary Rights of Partner. Partner will retain all right, title, and interest in and to the Partner Network (including, but not limited to, ownership of all copyrights, trademarks, patents, derivative works, modifications, customer lists and information, algorithms, taxonomies, trade secrets and other intellectual property rights therein), except for any Licensed Rights that are integrated into the Partner Network during the Term hereof. For the avoidance of doubt, (a)

Partner shall own all individually-identifiable customer information about customers who purchased advertising on the Partner Network through the AdCenter at any time during the Term hereof; provided that LookSmart shall be entitled to use, for its own purposes, aggregated customer information (i.e., information that contains no individually-identifiable customer information) about customers who purchased advertising on the Partner Network through the AdCenter at any time during the Term hereof; and (b) Partner shall own all data relating to users of the Partner Network, including without limitation, all data relating to such users interaction with any AdCenter-supported advertising.

8)	TERM AND TERMINATION.

a)	Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will end [***] after the Version 1.0 Launch Date, unless earlier terminated in accordance with sections 3(e), 3(f), 8(b) or 8(c). Thereafter the parties may, at their option, extend the Term of the Agreement by mutual written consent.

b)	Termination for Breach. Either party may terminate this Agreement (i) if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following delivery of written notice to the breaching party of the breach, or (ii) immediately upon written notice if the other party is subject to voluntary or involuntary bankruptcy proceedings, insolvency, liquidation or otherwise substantially discontinues its business operations.

c)	Termination for Failure to Meet Monthly Minimum. Either party may terminate this Agreement on not less than ninety (90) days prior written notice if the Monthly Minimum is not achieved for any calendar month that begins more than six months after the Version 1.0 Launch Date. The “Monthly Minimum” for any given calendar month means that the revenue share payment to LookSmart pursuant to Section 3(a) exceeds $[***] (less any penalty paid or payable by LookSmart pursuant to Exhibit A as a result of a failure to meet SLA service levels). Partner shall have the option, at its discretion, to pay the difference between the revenue share payment to LookSmart pursuant to Section 3(a) and $[***] in any given month, and such aggregate payment shall be deemed to meet the Monthly Minimum for such calendar month for purposes of this paragraph, such that no termination right would come into effect as a result of a revenue share shortfall in such month. LookSmart shall have no termination right pursuant to this section if the cause of the shortfall in the applicable Monthly Minimum is due to a failure to meet SLA service levels.

d)

Effect of Termination. Termination of this Agreement by either party will not act as a waiver of any breach of this Agreement and will not act as a release of either party hereto from any accrued liability (including payments as set forth in the following section) or liability for breach of such party’s obligations under this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, each party will pay to the other party all sums, if any, due and owing as of the date of expiration or termination, net of any amounts due from the other party as of such date. Upon the expiration or termination of this Agreement for whatever reason, (i) Partner shall immediately remove all links to the AdCenter from the Partner Network, and cease to use the Licensed Rights, and (ii) each party shall immediately cease to use the other party’s trademarks, proprietary information, Licensed Rights, intellectual property (including derivative works or modifications thereof) and Confidential Information in any manner whatsoever, and shall destroy or return (at the option of the other party), any such property, or materials representing the same to the other party (except that, where required under applicable tax or accounting requirements, each party may keep one archival copy of transactional data for a period

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of time not to exceed the applicable tax statute of limitations), and provide the other party with an officer’s certificate attesting to such return/destruction. For the avoidance of doubt, upon termination or expiration of this Agreement, the license granted hereunder shall terminate and Partner and its agents shall immediately cease all use of the Licensed Rights.

e)	Termination Assistance. Upon any expiration or earlier termination of this Agreement, LookSmart shall provide any or all of the following reasonable termination assistance services requested by Partner, for a period of three months, on a time and materials basis at market-based time and materials rates: (a) return, reproduction, shipment or transmission of any Partner Network customer data or user data, on media and in data formats reasonably requested by Partner, (b) documentation of all associated metadata, (c) reasonable assistance in transitioning the services formerly provided by the AdCenter to any other software, system or service, and/or any other reasonable termination or transition services requested by Partner. The termination assistance services required to be provided by LookSmart shall be provided at such times and locations as mutually agreed by the parties.

f)	Survival. The provisions of sections 1 and 6-12 (inclusive), and any relevant payment provisions of Section 3, will survive any termination or expiration of this Agreement for a period of three years.

9)	CONFIDENTIALITY.

a)	“Confidential Information” means information about the disclosing party’s (or its suppliers’) business, products, technologies, strategies, customers, syndication or distribution partners, financial information, operations or activities that is proprietary and confidential, including without limitation all business, financial, technical and other information disclosed by the disclosing party. Confidential Information will not include information that the receiving party can establish (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the receiving party knew prior to receiving such information from the disclosing party, or (iv) is independently developed by the receiving party without reference to the Confidential Information of the disclosing party.

b)	Use of Confidential Information. Each party agrees (i) that it will not use or disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or as required by a court of law or otherwise compelled to be disclosed pursuant to the legal process or existing laws or regulations, and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

10)	WARRANTY AND INDEMNITY.

a)

LookSmart Warranty. LookSmart warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, the Licensed Rights provided to Partner in connection with this Agreement. Except as specifically provided in section 5(a), LookSmart does not guarantee or make any representations or warranties whatsoever with respect to the performance of the AdCenter or the completeness or accuracy of any information accessed through the AdCenter. LookSmart does not warrant, represent or guarantee that the use of the AdCenter or links thereto, or any other services provided hereunder will be uninterrupted, undisrupted or error-free.

b)	Indemnification. Subject to the terms, conditions and limitations herein,

i)	LookSmart will indemnify, defend and hold harmless Partner, its officers, directors and employees from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from (1) LookSmart’s breach of any warranty, representation or covenant in this Agreement, or (2) any claim that the Licensed Rights infringe or violate the rights of a third party (to the extent that such claim is not based on a modification of the Licensed Rights without LookSmart’s authorization), and

ii)	Partner will indemnify, defend and hold harmless LookSmart, its officers, directors and employees from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from Partner’s breach of any warranty, representation or covenant in this Agreement.

Each party’s obligation to indemnify is conditioned upon the other party providing prompt notification of any and all such claims, unless the failure to notify does not materially and adversely affect the defense. The indemnified party will reasonably cooperate with the indemnifying party in the defense and/or settlement thereof; provided that if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts the indemnified party in a material manner, then such settlement shall require the indemnified party’s written consent (not to be unreasonably withheld or delayed) and the indemnified party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim at the indemnified party’s sole cost and expense.

c)	Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

d)	Mutual Warranties. Each party represents and warrants to the other party that: (i) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; (iii) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (iv) such party acknowledges that the other party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

11)	LIMITATION OF LIABILITY.

a)	Exclusion of Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

b)	Total Liability. OTHER THAN AS PROVIDED BELOW, IN NO EVENT WILL EITHER PARTY’S TOTAL LIABILITY HEREUNDER EXCEED THE LESSER OF (I) AN AGGREGATE OF THE SUM OF $1,500,000 AND 25% OF ALL GROSS REVENUES RECEIVED BY LOOKSMART HEREUNDER IN EXCESS OF $3,000,000 AND (II) $3,000,000 IN CONNECTION WITH ANY BREACH (OR ALLEGED BREACH) OF ANY REPRESENTATION, WARRANTY, OR COVENANT HEREIN, OR IN CONNECTION WITH THE INDEMNIFICATION PROVISIONS HEREIN. THIS LIMITATION SHALL NOT APPLY TO A FAILURE BY PARTNER TO PAY AMOUNTS DUE AND PAYABLE HEREUNDER, WHICH SHALL NOT BE LIMITED BY THIS SECTION.

12)	GENERAL.

a)	Assignment/Change of Control. Neither party may assign this Agreement, in whole or in part, without the other party’s written consent (which will not be unreasonably withheld), except to any purchaser of all or substantially all of the stock or assets of the party.

b)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of the parties. The parties consent to the exclusive jurisdiction of the state or federal courts in the Northern District of California for all actions arising out of or related to this Agreement.

c)	Notices. Any notice or other communication to be given hereunder will be in writing and will be (as elected by the party giving such notice): (i) personally delivered; (ii) transmitted by postage prepaid registered or certified mail, return receipt requested; (iii) deposited prepaid with a nationally recognized overnight courier service; or (iv) sent by facsimile. Unless otherwise provided herein, all notices will be deemed to have been duly given on: (a) the date of receipt (or if delivery is refused, the date of such refusal) if delivered personally or by courier; (b) three (3) Business Days after the date of posting if transmitted by mail; or (c) if transmitted by facsimile, the date a confirmation of transmission is received. Either party may change its address for purposes hereof on not less than three (3) Business Days prior notice to the other party. Notices hereunder will be directed to, unless otherwise instructed by the receiving party:

If to Partner:

Ask Jeeves, Inc.

555 12th Street, Suite 500

Oakland, CA 94607

Attn: VP, Product Management, AJ interactive

Fax: 510-985-7410

If to LookSmart:

625 Second Street

San Francisco, California 94107

Attn: Senior VP, Business Development

Fax: 415-348-7030

with a copy to:

625 Second Street

San Francisco, California 94107

Attn: Legal Department

Fax: 415-348-7034

d)	No Agency. The parties are independent contractors and will have no power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

e)	Force Majeure. Any delay in or failure of performance by either party under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

f)	Severability. In the event that any of the provisions of this Agreement are held by to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

g)	Entire Agreement. This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and terminating any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

h)	Independent Contractors. The parties are independent contractors and not co-venturers. Neither party shall be deemed to be an employee, agent, or legal representative of the other party hereto for any purpose and neither party hereto shall have any right, power or authority to create any obligation or responsibility on behalf of the other party hereto nor shall this be deemed an exclusive or fiduciary relationship.

i)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original or faxed copy and all of which together shall constitute one instrument.

j)	Export. Both parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

LookSmart, Ltd.		Partner

By:	/s/ David B. Hills	By:	/s/ Loni Knepper
Name:	David B. Hills	Name:	Loni Knepper
Title:	CEO	Title:	VP of Finance

EXHIBIT A

Service Level Agreement

1.0	OVERVIEW

LookSmart’s philosophy for offering a Service Level Agreement (“SLA”) is to enhance Partner’s confidence in the delivery of its service by defining specific performance metrics that can have a significant impact on Partner’s business and offering penalties for failure to deliver in areas that have the greatest impact on the Partner’s business. The penalty payments are not intended to financially compensate Partner for the impact on its business, but rather to penalize LookSmart sufficiently to ensure that it will do everything reasonable to deliver acceptable service levels.

By formally defining these metrics we are able to properly set the Partner’s expectations as well as provide internal targets for our staff. Many times Partner dissatisfaction can be traced to expectations that are not in-sync with the internal targets set by a supplier.

There are a variety of metrics that could be included in an SLA, but many may not be appropriate because they are either unimportant to the Partner, or not within the control of LookSmart.

The following criteria are used to determine the applicability of all metrics.

•	Obligation to Deliver - The performance metric must be a documented obligation that LookSmart has as part of its agreement with Partner.

•	Impact to Partner’s business - Performance metrics must be related to a contractual obligation that has a direct impact on the performance of Partner’s business.

•	Ability to Measure Performance - The performance metrics must be defined unambiguously and must be measurable objectively.

2.0	LIMITATIONS

2.1	Circumstances beyond LookSmart’s control

LookSmart will not be held responsible and will not pay penalties for any lapse in performance due to:

•	Natural disasters

•	Problems caused by Internet infrastructure other than our own or that of our ISP

•	Labor actions

•	Problems caused by viruses or hacker attacks

•	Problems caused solely by Partner or third-parties acting with Partner’s operation

•	Operation with untested hardware, software or data (at Partner’s request)

2.2	Maximum Penalty; Termination

For any given Measurement Period, penalty payments will not exceed the average monthly service fee paid by Partner pursuant to Section 3(a) for the ADCENTER service during the three months immediately preceding the Measurement Period. The penalties set forth in this Exhibit A shall be the sole and exclusive monetary remedy available to Partner in event of a failure to meet the service levels set forth in this SLA (the only other remedy available to Partner in event of a failure to meet the service levels set forth in this SLA shall be termination of this Agreement upon 90 days’ prior written notice).

2.3	Payment History

Partner must have a history of on-time payment of LookSmart invoices for each of the six (6) months (or, if fewer, the number of months that have elapsed since launch of the AdCenter for the Partner) previous to the end of the Measurement Period in order to be eligible to receive penalty credits.

2.4	Service Level Reports

Within 30 days of the end of each calendar quarter during the term of the Agreement, LookSmart shall provide Partner with a report outlining LookSmart’s service performance for such quarter against all required service levels in Sections 4.1 and 4.2 and describing any significant failures to meet the service levels in Sections 4.3 and 4.6. Such report shall be included in the invoice delivered pursuant to Section 3(d) of the Agreement.

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2.5	Redundant Penalties

In the event a problem occurs that results in LookSmart’s failure to meet more than one service-level metric, LookSmart will issue credits for the metric with the highest penalty only.

2.6	Sunset

LookSmart shall not be liable for any penalties under this SLA if such penalties are not assessed within 180 days after the end of the corresponding quarterly Measurement Period.

3.0	DEFINITIONS

ACTUAL AVAILABILITY - the percentage of Maximum_Available_Time that ADCENTER is operating normally during a Measurement Period. It is calculated as follows:

(1 – (Total_Downtime / Maximum_Available_Time)) * 100).

MAXIMUM AVAILABLE TIME - the total amount of time, in hours, in a Measurement Period. This does not consider leap years and assumes that all Measurement Periods are equal. It is calculated as follows:

((((Days_Per_Year) * Hours_Per_Day) / (12 / Months_in_Measurement_Period)) – Scheduled_Downtime)

PRIORITY

	Priority-1	Priority-2	Priority-3
Ad Delivery	Overall delivery has stopped, or is Significantly degraded (average delivery latency > 2 secs, as measured over any 10-minute period)	Moderately degraded (average delivery latency > 1 sec, as measured over any 30-minute period)

Reporting	Daily reports are greater than 24 hours later	Daily Reports are between 3 and 24 hours late	Daily Reports are less than 3 hours late

User Interface	User interface is not available, or median response time to obtain a menu is greater than 10 sec (excluding large uploads/downloads), as measured over any 10-minute period	User interface response median time is between 5 and 10 secs (excluding large uploads/downloads), as measured over any 30-minute period

System Stability	System is unstable, crashing or creating significant disruption with a frequency of 30 days or less	System is unstable, crashing or creating significant disruption with a frequency of greater than 30 days

Other			Generic questions regarding setup or use of system

RESPONSE TIME – The time that elapses between the time Partner initiates a request for support and the time that a qualified engineer is made available to Partner.

SCHEDULED DOWNTIME – any time where the ADCENTER services are not available and Partner was given 48 hours notice of the disruption. Scheduled_Downtime will not exceed zero (0) hours for Advertisement delivery. In the event that emergency maintenance is required we will provide affected customers with 4 hour notification.

MEASUREMENT PERIOD – Performance will be assessed and penalties will be paid on a calendar quarter basis.

DAILY REPORTS – Shall contain the information specified in the Statement of Work.

Areas of Measurement

4.1	Availability of Advertisement Delivery

4.1.1	Impact on Partner’s business

Since the delivery of Advertisements directly impacts the Partner’s ability to generate revenue, any period when Advertisements are not being delivered will have a significant negative impact to Partner’s business.

4.1.2	Targeted performance

LookSmart’s targeted performance for Advertisement Delivery is an Actual Availability of 100%.

4.1.3	Measurement methodology

LookSmart will monitor its systems, software and network infrastructure and keep a log of any disruptions that prevent Advertisements from being delivered. Using these logs, LookSmart will calculate Actual Availability as described above.

4.1.4	Penalties

Should Advertisement Delivery Actual Availability drop below [***]% availability during the quarterly Measurement Period, LookSmart will issue a penalty credit of $[***] for every hour of unavailability below [***]% availability, calculated in 1-hour increments using standard rounding rules.

4.2	Availability of User Interface

4.2.1	Impact on Partner’s business

Any time that the User Interface is unavailable, Partner will not be able to manage the delivery of advertisements and will not be able to access the Daily Reports. This could cause a delay in the delivery of campaigns or reports to Partner’s advertisers. This would cause a significant inconvenience to Partner’s personnel and have a moderate impact on Partner’s business.

4.2.2	Targeted performance

LookSmart’s targeted performance for Actual Availability of the User Interface is [***]%.

4.2.3	Measurement methodology

LookSmart will monitor its systems, software and network infrastructure and keep a log of any disruptions that prevent Partner from accessing the User Interface. Using these logs, LookSmart will calculate Actual Availability.

4.2.4	Penalties

Should User Interface availability performance drop below [***]% availability during the quarterly Measurement Period, LookSmart will issue a penalty credit of $[***] for every hour of unavailability below [***]% availability, calculated in 1-hour increments.

4.3	Availability of Daily Reports

4.3.1	Impact on Partner’s business

The Daily Reports produced by the ADCENTER service are used to determine the success of advertising.

4.3.2	Targeted performance

LookSmart’s target for availability of the Daily Reports is to have the reports made available to Partner in a mutually agreed-upon format by 11:59 PM Pacific Time on the day following the day that is the subject of the reports.

4.3.3	Measurement methodology

LookSmart will actively monitor report generation and record the time that reports are delivered each day.

4.4	Notification of Disruption in Delivery of Advertisements

4.4.1	Impact on Partner’s business

[***] indicates redacted text	15

Since the delivery of Advertisements directly impacts Partner’s ability to generate revenue, any period when Advertisements are not being delivered will have a significant negative impact to Partner’s business. This also makes it imperative that the Partner is made aware of any disruption that interferes with delivery so that they can take any action, which may be appropriate.

4.4.2	Targeted performance

LookSmart shall notify Partner of a service disruption within thirty (30) minutes of becoming aware of a disruption, LookSmart will send an e-mail broadcast notification to up to five (5) e-mail addresses designated by Partner. Since most pagers are addressable via e-mail, this method of notification is the timeliest possible when used in conjunction with a pager.

4.4.3	Measurement methodology

LookSmart will use its delivery monitoring and e-mail logs to determine compliance.

4.5	Support Call Response Time

4.5.1	Impact on Partner’s business

Depending upon the priority, a support call may have a significant impact on Partner’s business, and therefore a timely response is essential. A definition of problem Priorities can be found in Section 3.0 above. LookSmart shall notify Partner of its telephone and email contact information for this section as soon as practicable, but in any event before the Version 1.0 Launch Date.

4.5.2	Targeted performance

LookSmart shall respond to requests for support by having a qualified engineer contact with Partner with a targeted response time:

•	Priority-1 – [***]

•	Priority-2 – [***]

•	Priority-3 – [***]

4.5.3	Measurement methodology

LookSmart will use its trouble ticketing system to record all requests for support and all subsequent activity associated with the support call. Each activity will be date and time stamped by the system to accurately record the timing of events. Partner has the right to audit such trouble tickets with 30 days prior written notice by Partner.

4.6	Advertisement Delivery Latency

4.6.1	Impact on Partner’s business

Any significant delay in the delivery of an advertisement lessens effectiveness of the ad and lessens the probability of capturing a click-through. This can obviously have a significant impact on the Partner’s business.

4.6.2	Targeted performance

LookSmart’s Advertisement Delivery Latency shall be as follows:

•	Average Delivery Latency of less than [***]% of the time as measured quarterly

4.6.3	Measurement methodology

LookSmart will monitor Advertisement Delivery Latency using automated instrumentation at various locations within its infrastructure to ensure that all components within its control are performing per specification. This effectively monitors the latency from when a request is received until an advertisement is delivered back to the Internet.

4.7	Queries per Month. AdCenter product architecture will support at least two billion queries per month for 2005 and three billion queries per month in 2006. Volume in excess of these limitations will be supported by LookSmart only if Partner provides 60 days’ prior written notice for each one billion additional queries per month over the foregoing monthly limitations.

[***] indicates redacted text	16

Exhibit B

High-Level Requirements for 1.0 and 1.1

Req ID	Requirement categories addressed by 1.0 and 1.1 (see Statement of Work for detailed requirements within each category)

1. General Requirements

10100	Private Labeled Solution

10200	Yield Ranking

10300	Yield Rank Preservation

10500	Credit Card Processing

10800	Targeting/Matching Options

12000	Flagging suspect listings

17000	Security Roles and User Level Access

2. Reporting Requirements

20100	General Reporting Requirements

20200	Downloadable File Formats

20300	Advertiser Reporting

20400	Syndication Partner Reporting

20599	Business Management Reporting

20511	Credit Card Activity

3. Advertiser Requirements

30601	Keyword Suggestion Tool

30701	Managing Keywords/Listings in Volume

30801	Online Support for ‘Self-Service’ tools.

30900	Creative Management

30100	Budgeting

31000	Targeting

4. Integration Requirements

40100	Systems Requirement

40200	Account Creation

40301	Account Updates

40401	Atlas one point Integration

40501	Flight Dates

5. Operational Requirements

50100	Site Creation

50200	Pricing Floors

50300	Blocking/Filtering

50400	CPC discounting

50700	CTR Thresholding by Syndicate Partner

50800	Query String

50803	Categorization (Logging AJ’s adcat parameter)

50900	Product must enforce strict click fraud detection methods